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                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR
(g) OF THE SECURITIES EXCHANGE ACT OF 1934

                              eCHAPMAN.COM, INC.
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             (Exact Name of Registrant as Specified in Its Charter)

    MARYLAND                                    52-2184621
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(State of Incorporation                     (IRS Employer
or Organization)                            Identification No.)

         World Trade Center-Baltimore
         28th Floor, 401 E. Pratt Street
         Baltimore, Md                                                 21202
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   (Address of principal executive offices)                          (Zip Code)



     If this form relates to                     If this form relates to
     the registration of a                       the registration of
     class of securities                         a  class of securities
     pursuant to Section 12(b)                   pursuant to Section 12(g)
     of the Exchange Act and is                  of the Exchange Act and is
     effective pursuant to                       effective pursuant to
     General Instruction A.(c),                  General
     please check the following                  Instruction A.(d), please
     box. /  /                                   check the following
                                                     box. /X/




Securities Act registration statement file number to which
this form relates:             333-/    /If applicable)
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Securities to be registered pursuant to Section 12(b) of the Act:

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
Title of each class to be so               Name of Each Exchange on Which
Registered:                                Each Class is to be Registered:

None                                       None

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Securities to be registered pursuant to Section 12(g) of the Act:

                    Common Stock, par value $0.001 per share
                    ----------------------------------------
                                (Title of Class)


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Item 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

Common Stock

         Holders of common stock, par value $0.001 per share (the "Common Stock"), of EChapman.com, Inc. (the "Company") to be registered hereunder are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Stockholders do not have cumulative voting rights. Holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a dissolution, liquidation or winding-up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no right to convert their Common Stock into any other securities. The Common Stock has no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

State Anti--Takeover Provisions

         Business Combination Law

         The Maryland General Corporation Law (the "MGCL") imposes conditions and restrictions on certain "business combinations" (including, among other various transactions, a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Maryland corporation and any person who beneficially owns at least 10% of the corporation's stock (an "Interested Stockholder"). Unless approved in advance by the Board of Directors, or otherwise exempted by the statute, such a business combination is prohibited for a period of five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. After such five-year period, a business combination with an Interested Stockholder must be: (a) recommended by the corporation's Board of Directors; and (b) approved by the affirmative vote of at least (i) 80% of the corporation's outstanding shares entitled to vote and (ii) two-thirds of the outstanding shares entitled to vote which are not held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the corporation's common stockholders receive a "fair price" (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for his shares. The Company is subject to the provisions of this statute; however, the Company's Charter exempts Nathan A. Chapman, Jr., the Company's President and controlling stockholder, persons to whom Mr. Chapman directly transfers his voting stock, and the respective affiliates and associates of Mr. Chapman and such transferees.

         Control Share Acquisition Law

         Under the MGCL's control share acquisition law, voting rights of shares of stock of a Maryland corporation acquired by an acquiring person at ownership levels of 20%, 33-1/3% and 50% of the outstanding shares are denied unless conferred by a special stockholder vote of two-thirds of the outstanding shares held by persons other than the acquiring person, and officers of the corporation and directors who are employees of the corporation or, among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation's charter or bylaws permit the acquisition of such shares prior to the acquiring person's acquisition thereof. Unless a corporation's charter or bylaws provide otherwise, the statute permits such corporation to redeem the acquired shares at "fair value" if the voting rights are not approved or if the acquiring person does not deliver a "control share acquisition statement" to the corporation on or before the tenth day after the control share acquisition. The acquiring person may demand a stockholders' meeting to consider authorizing voting rights for control shares subject to certain disclosure obligations and payment of certain costs. If voting rights are approved for more than fifty percent of the outstanding stock, objecting stockholders may have their shares appraised and repurchased by the corporation for cash. The Company is generally subject to the provisions of this statute; however, the Company's Charter exempts Nathan A. Chapman, Jr., the Company's President and controlling stockholder, persons to whom Mr. Chapman directly transfers any shares of stock of the Company, including transfers of voting rights or other interests in any such stock, and the respective affiliates and associates of Mr. Chapman and such transferees.

Item 2.           EXHIBITS.

I.       A.       Articles of Amendment and Restatement dated November 12, 1999
                  (incorporated herein by reference to the Company's
                  Registration Statement on Form SB-2 dated November 15, 1999)

         B. Bylaws of the Company (incorporated herein by reference to the Company's Registration Statement on Form SB-2 dated November 15, 1999).

         C. Form of Specimen of Common Stock Certificate (incorporated herein by reference to the Company's Registration Statement on Form SB-2 dated November 15, 1999).


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                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                               eChapman.com, Inc.

Date:    November 15, 1999    By: /s/ NATHAN A. CHAPMAN, JR.
                                  --------------------------
                              Nathan A. Chapman, Jr.
                              President